Exhibit 4.34

Dated ____23 December 2022__

EMMANUEL SHIPPING LTD

as Pledgor

and

PIRAEUS BANK S.A.

as Pledgee

ACCOUNT ASSIGNMENT BY WAY OF PLEDGE

for the Creation of a Pledge (charge/Enechyron)
on a Cash Collateral Account and Credit Balance

Execution

Execution Page	18

THIS AGREEMENT FOR THE CREATION OF A PLEDGE (ENECHYRON) ON ACCOUNT is made as of this ___23__ day of ____December 2022__ (this "Agreement"),

BETWEEN

EMMANUEL SHIPPING LTD, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (hereinafter called the "Pledgor"); and

PIRAEUS BANK S.A., with corporate registration number (GCR NO) 157660660000, acting through its office at 170 Alexandras Avenue, 115 21 Athens, Greece (hereinafter called the "Pledgee");

(the Pledgor and the Pledgee collectively the "Parties").

BACKGROUND

By a loan agreement dated 13 September 2022 (the "Loan Agreement") and made between (i) the Pledgor and Rena Shipping Ltd as joint and several borrowers and (ii) HSBC Bank plc (the "Original Lender") as original lender, the Original Lender made available to the Pledgor a loan facility of (originally) up to $19,250,000 for the purposes set out therein.

By an assignment agreement dated _23 December 2022_ (the "Assignment Agreement") entered into between (i) the Original Lender as assignor and (ii) the Pledgee as assignee, the Original Lender assigned to the Pledgee all its rights and interests of every kind under or in connection with the Loan Agreement and the other Finance Documents. As a result in its capacity as assignee of the Loan Agreement and the other Finance Documents the Pledgee confirms that this Agreement does not violate any term or covenant of the Pledgor in relation to the opening or maintenance of any account with the Pledgee (being the new lender) for the purposes of the Loan Agreement.

The Pledgor has opened and is the sole beneficiary and undisputed owner of a USD account having IBAN: GR8001721040005104108061292 held with the Account Bank and designated "Emmanuel Shipping Ltd – Cash Collateral Account" (the "Cash Collateral Account"), which expression shall include such accounts and any sub-accounts or call accounts opened under the same designation and shall include any substitute account or revised designation or number whatsoever, which shall be operated in accordance with the terms of the Loan Agreement.

It is a condition precedent, amongst others, to the continued availability of the Loan that the Pledgor executes and delivers this Agreement in favour of the Pledgee as Security for the Indebtedness.

OPERATIVE PROVISIONS

IT IS AGREED as follows:

DEFINITIONS

(a)	Defined Expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

(b)	Definitions

In this Agreement, unless a contrary intention appears:

"Account Bank" means Piraeus Bank S.A. acting through its office at 137-139 Filonos and Filellinon Street, 18536, Piraeus, Greece.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Charged Account" means the Cash Collateral Account more particularly described in Recital (C).

"Credit Balance" means:

the amount from time to time standing to the credit of the Charged Account; and

any interest accrued or accruing on an amount covered by paragraph (a), whether or not the interest has been credited to the Charged Account.

"Facility Period" means the period commencing on the date of the Loan Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Obligors have ceased to be under any further actual or contingent liability to the Pledgee under or in connection with the Finance Documents.

"General Business Conditions" means the set of rules which forms the basis of the business relationship between the Account Bank and its customers.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents provided however that in the event that the Loan Agreement or any other Finance Documents shall be or become invalid for any reason whatsoever the Security Interests created pursuant to this Agreement shall secure to the same extent the indebtedness of the Pledgor, the other Obligors or any of them for unjustifiable enrichment in accordance with Article 904 et seq. of the Greek Civil Code.

"Pledge" or "Account Pledge" means the assignment by way of pledge created by this Agreement.

"Pledged Claims" means all present and future monetary rights, interests and claims (whether actual or contingent) which the Pledgor now has, or any later time may have, against the Account Bank arising from or in relation to the Charged Account and/or the bank deposit agreements pursuant to which the Charged Account is held, and, in particular, in relation to the Credit Balance on the Charged Account.

"Secured Interests" has the meaning given to that term in paragraph (a) of Clause 2.2 (Continuing Security).

(a)	Application of construction and interpretation provisions of the Loan Agreement

Clauses 1.2 (Construction) to 1.8 (Third party rights) of the Loan Agreement apply, with any necessary modifications, to this Agreement.

(b)	Construction of certain terms

In this Agreement:

( )

references to, or to a provision of, any document are references to it as amended, novated, supplemented, extended or restated with the consent of the relevant parties, whether before the date of this Agreement or otherwise, and references to the "Indebtedness" shall be construed accordingly;

(a)	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)	references to recitals, clauses, Appendixes or annexes are to recitals, clauses, Appendixes or annexes to this Agreement;

(c)	references to a person include an individual, firm, company, corporation, unincorporated body of persons and any government entity;

(d)	references to a person include its successors in title, permitted pledgees and permitted transferees;

(e)	words importing the plural include the singular and vice versa;

(f)	use of any gender includes the other gender; and

(g)

references to any law or enactment include that law or enactment as amended or re-enacted; and, if a law or enactment is amended, any provision of this Agreement which refers to that law or enactment will be amended in such manner as to the Pledgee, after consultation with the Pledgor, determines to be necessary in order to preserve the intended effect of this Agreement.

PLEDGE AND ASSIGNMENT

(c)	Security

As security for the Indebtedness, the Pledgor:

(a)

assigns by way of pledge to the Pledgee all rights of every kind which the Pledgor now has or at any later time or times may have in relation to the Charged Account and, in particular, to the Credit Balance in or standing to the credit of the Charged Account; and

(b)	creates in favour of the Pledgee a right in rem in the form of pledge (charge) on the Charged Account and, in particular, to the Credit Balance in the Charged Account,

and the Pledgee accepts the pledge (charge) on the Charged Account effected hereby.

(d)	Continuing Security

This Agreement shall remain in full force and effect until the end of the Facility Period as a continuing security notwithstanding any settlement of account or other matter whatsoever and, in particular:

(a)	the pledge and assignment (collectively, the "Security Interests") created by Clause 2.1 (Security) shall not be satisfied by any intermediate payment or satisfaction of the Indebtedness;

(b)

the Security Interests created by Clause 2.1 (Security), and the rights of the Pledgee under this Agreement, may be extinguished, limited or otherwise adversely affected at the end of Security Period or by an express and specific term in a document signed expressly by the Pledgee after the date of this Agreement;

(c)

no failure, delay or omission by or on behalf of the Pledgee to enforce or exercise the Security Interests created by Clause 2.1 (Security) or a right or power vested in it under this Agreement, and no act, course of conduct, acquiescence or failure to act (or to prevent the Pledgor from taking certain action) which is inconsistent with such Security Interests or such right or power shall impair, preclude or stop the Pledgee (either permanently or temporarily) from enforcing or exercising such Security Interests or such right or power, or be construed as a waiver of, or as acquiescence in, any default in the performance of the Indebtedness by the Pledgor; and

(d)

this Agreement and the Security Interests created hereby shall be additional to and shall not merge or otherwise prejudice or affect the security created by any deposit of documents or any guarantee, lien, pledge, mortgage or other security now or hereafter held by the Pledgee pursuant to the Finance Documents, or any right or remedy of the Pledgee in respect of same, and shall not in any way impair or affect, or be impaired, affected or discharged by:

any other security interest whether in relation to property of the Pledgor or that of a third party, or any other right of recourse as against the Pledgor or any third party, which the Pledgee now or subsequently has in respect of any of the Indebtedness pursuant to the Finance Documents; or

reason of any time or other indulgence granted to the Pledgor or any forbearance (whether as to payment, time, performance or otherwise) which might, but for this provision, have any such effect; or

reason of any variation in or release of any of the terms of this Agreement; or

reason of the unenforceability, invalidity or termination of, or any irregularity in, any of the Loan Agreement or any Finance Document, or the execution thereof by the Pledgor or any deficiency in the power and authority of the Pledgor (or any other party thereto) to enter into and perform its respective obligations thereunder. Should the Loan Agreement or any of the Finance Documents be held to be invalid or unenforceable, this Agreement shall validly operate as security for any other claim or right of the Pledgee against the Pledgor which arises in relation to the Loan Agreement or any Finance Document, including, without limitation, for unjustified enrichment or for any other cause arising under the Loan Agreement or any of the Finance Documents.

(e)	Operation of the Charged Account

(a)

From the date of this Agreement and until the end of the Facility Period, the Pledgor shall not be entitled to make withdrawals or transfers from the Charged Account, give instructions to the Account Bank in respect of the Charged Account nor carry out any transaction(s) directly or indirectly on the Charged Account or receive any interest accrued thereon, other than with the prior written consent of the Pledgee.

(b)

The Pledgee shall be entitled (but not bound), on and at any time after the occurrence of an Event of Default which is continuing without notice to the Pledgor and in accordance with the provisions of the Loan Agreement, to apply the Credit Balance or any part thereof in or towards satisfaction of the Indebtedness and to exercise all powers conferred to the Pledgee by the laws of the Hellenic Republic including, inter alia, the provisions of Legislative Decree 17.07/13.08.1923 and Law 3301/2004 and the Pledgee shall from the date hereof be entitled to enforce and exercise its rights and powers under this Agreement.

(f)	Right to apply Credit Balance

The Pledgee shall, without prejudice to any rights the Pledgee has under any of the Loan Agreement or the Finance Documents be entitled, following the occurrence of an Event of Default which is continuing, without prior notice to the Pledgor, to:

transfer or remit all or any part of the Credit Balance to any account (located anywhere) as the Pledgee may decide; and

withdraw all or any part of the Credit Balance in the Charged Account and to use the amount withdrawn in or towards discharging the then outstanding Indebtedness, in the order and manner required by the terms of clauses 17.4 (Application of the Earnings Accounts), 17.12 (Application of moneys by the Lender) and 26.2 (Partial payments) of the Loan Agreement, and such Credit Balance shall continue to constitute a security for the Indebtedness, and the Pledgee may take any action described in paragraph (a) or (b) notwithstanding that any maturity or roll-over date attached to any part or parts of the Credit Balance may not yet have arrived.

In furtherance of the foregoing, the Pledgor hereby authorises and grants its irrevocable consent and authorisation to the Pledgee (as per article 218 of the Greek Civil Code) to make such application of the Credit Balance and to act in place and stead of the Pledgor in respect of the Charged Account as if the Pledgee were the holder of such account provided however that such power shall only be exercisable after an Event of Default has occurred and is continuing. This authorisation and mandate shall be irrevocable (but so long as an Event of Default has occurred and is continuing) since it is established for the purpose of protecting the interests of the Pledgee, in accordance with articles 218 and 724 of the Greek Civil Code and the authorisation and mandate shall remain effective in the circumstances referred to in articles 223 and 726 of the Greek Civil Code.

(g)	Right to determine order of application of Credit Balance

If, on any occasion on which the Pledgee exercises any of its rights under this Clause 2 (Pledge and Assignment), the aggregate amount of the Credit Balance is less than the aggregate amount of the then outstanding Indebtedness, the Pledgee may exercise those rights in respect of such of the Indebtedness, and in such proportions, as between the different amounts constituting the Indebtedness in accordance with clause 17.12 (Application of moneys by Lender) of the Loan Agreement.

(h)	Notification of application of Credit Balance

(a)

The Pledgor hereby waives its rights to object to, direct or require the application of any specific method or sequence relating to the enforcement and/or satisfaction of the Pledgee's rights hereunder. Without limitation to the foregoing, the Pledgor waives its rights to object to or require that the Pledgee proceeds with any of the following prior to exercising any of its rights under this Agreement:

sell or appropriate any other assets or claims pledged in favour of the Pledgee;

enforce any security interest, other than the Security Interests established hereunder, granted by the Pledgor in favour of the Pledgee;

demand payment from a third party.

(b)	The Pledgee shall promptly notify the Pledgor after carrying out a transaction under this Clause 2 (Pledge and Assignment).

(i)

The Pledgee shall not be obliged to make any payment to the Account Bank, incur any expenses in connection with the Pledged Claims or the Charged Account or perform any other obligation of the Pledgor in connection with the Pledged Claims or the Charged Account.

REPRESENTATIONS AND WARRANTIES

(j)	Declarations

The Pledgor hereby represents and warrants for the benefit of the Pledgee that:

Status

It is a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, is a separate legal entity capable of suing and being sued and has the power and authority to own its property and assets and to conduct its business;

Power and authority

It has full power and authority to enter into and perform and has taken all necessary actions to authorise its entry into and performance of this Agreement and the transactions contemplated by this Agreement and that all Authorisations required or desirable for the entry into, performance, validity and enforceability of the Security Interest created hereby have been obtained and are in full force and effect;

No restrictions

Following the date of the Assignment Agreement, there exist no restrictions, whether contractual or otherwise, on its ability to pledge the Credit Balance and effect the pledge of the rights and claims deriving from the Charged Account;

(a)	Binding obligations

The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; and the Security Interest created hereby is a first ranking assignment by way of pledge in respect of the Pledged Claims;

(b)	Non-conflict with other obligations

Following the date of the Assignment Agreement, the entry into and performance by the Pledgor of the obligations on its part in, and the transactions contemplated by, this Agreement does not and will not during the Facility Period:

(i)	conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents;

(C)	any agreement, contract or other undertaking binding upon it; or

(ii)	result it the existence of, or oblige it to create, any security over the Pledged Claims other than as permitted under clause 21.11 (Negative pledge) of the Loan Agreement.

Ownership of Pledged Claims

No litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened to restrain its entry into, exercise of its rights under/or performance or enforcement of or compliance with its obligations under this Agreement;

It has full and undisputed ownership over the Credit Balance and the same is free from any claims, pledges, liens, charges, set-off or counterclaim and other encumbrances of any nature whatsoever except the lien created by this Agreement.

The representations and warranties of the Pledgor set out in Clause 3.1 (Declarations) are made on the date hereof and are deemed to be repeated on each date during the Facility Period with reference to the facts and circumstances then existing, as if made at each such time.

COVENANTS BY THE PLEDGOR

(k)	General

The Pledgor shall comply with the following provisions of this Clause 4 (Covenants by the Pledgor) at all times during the Facility Period except as the Pledgee may, pursuant to the Loan Agreement, otherwise permit.

(a)	Restrictions on dealing with Credit Balance

The Pledgor shall not attempt to withdraw, transfer or in any other way deal with all or any part of the Credit Balance in the Charged Account other than as expressly permitted by Clause 2.3;

(b)	Restrictions on operation of the Charged Account

The Pledgor shall not give or attempt to give any authorisation or instruction to the Account Bank concerning the Charged Account other than as expressly permitted by Clause 2.3 (Operation of the Charged Account);

(c)	Maintenance of rights

The Pledgor shall not attempt to vary, or permit to be varied, any right relating to the Charged Account or to the Credit Balance in the Charged Account, and the Pledgor shall not waive any such right nor permit any such right to be lost, suspended or impaired;

(d)	Duty to deposit; Duty to inform

The Pledgor shall deposit with the Pledgee all certificates of deposit or other documents or securities relating to the Credit Balance and the Charged Account. The Pledgor shall promptly inform the Pledgee of any claim or notice relating to the Credit Balance and/or the Charged Account, and of all other matters relevant thereto;

(e)	Execution of instructions

The Pledgor shall, if so required by the Pledgee, forthwith execute any document which the Pledgee may reasonably specify for the purpose of or in connection with any withdrawal, transfer or other dealing with all or any part of the Credit Balance or any variation to any right relating to the Charged Account or to Credit Balance in or standing to the credit of the Charged Account;

(f)	Negative pledge

The Pledgor shall not effect any assignment, charge or other disposition of any kind of or affecting the Charged Account or the Credit Balance in or standing to the credit of the Charged Account, and, in particular, the Pledgor shall not (other than by this Agreement), attempt to, mortgage, charge, pledge, assign, transfer or otherwise encumber, exchange or deal with, grant or suffer to arise any third party rights over or against the whole or any part of the Credit Balance or the Charged Account; and

(g)	Protection of interests

The Pledgor shall not enter into any transaction, or do anything, which is contrary to, or may adversely affect, the rights of the Pledgee under this Agreement.

(l)	Unauthorized actions void

Any act or transaction which is contrary to, or inconsistent with, the foregoing provisions of this Clause 4 (Covenants by the Pledgor) shall be void as regards the Pledgee.

(m)	Further assurances

In the event the person or persons who signed, in the name of the Pledgor, this Agreement, or any of the other Finance Documents to which it is a party, lacks in whole or in part the relevant representation or authority for the execution of this or all or any of such documents, the Pledgor covenants and agrees that the Security Interests created hereby on and in connection with the Charged Account and the Credit Balance are valid obligations of the Pledgor and will remain in full force and effect, under the same terms, as security for its Indebtedness.

(n)	Other provisions unaffected

Nothing in this Clause 4 (Covenants by the Pledgor) shall be constructed as limiting the effectiveness and the scope of application of the provisions of Clause 2 (Pledge and Assignment) hereof.

SET OFF

The Pledgee shall be entitled (but not bound), on and at any time after the occurrence of an Event of Default which is continuing, to instruct the Account Bank to consolidate any or all sums standing to the credit of the Charged Account with any or all liabilities (whether actual or contingent) which the Pledgor may owe to the Pledgee under any Finance Document and thereafter to set off or transfer or retain any amounts standing to the credit of the Charged Account and to apply the same in or towards satisfaction of the Indebtedness.

FURTHER DOCUMENTATION ETC.

(o)	Obligation to execute further documents etc

The Pledgor agrees that from time to time on the written request of the Pledgee it will immediately execute and deliver to the Pledgee all further documents which the Pledgee may require for the purpose of obtaining the full benefits of this Agreement.

(p)	Purposes of further assurances

The purposes referred to in Clause 6.1 (Obligation to execute further documents etc) are:

(a)	validly and effectively to create any Security Interest or right of any kind which the Pledgee intended should be created by or pursuant to this Agreement;

(b)	to create a pledge or assignment of the Charged Account or the Credit Balance or otherwise to vest in the Pledgee the title to the Charged Account or the Credit Balance;

(c)

to protect the priority, or increase the effectiveness, in any jurisdiction of any Security Interest which is created, or which the Pledgee intended should be created, by or pursuant to this Agreement; and

(d)

to enable or assist the Pledgee to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to the Charged Account or the Credit Balance in any country or under the law of any country.

(q)	Terms of further assurances

The Pledgee may specify the terms of any document to be executed by the Pledgor under Clause 6.1 (Obligation to execute further documents etc), and those terms may include any covenants, powers and provisions which the Pledgee reasonably considers appropriate to protect its interests, provided that such terms are not inconsistent with those set out in this Agreement.

PRESERVATION AND RELEASE OF SECURITY

(r)	Protection of Security

The Pledgee may, but shall not be obliged to, take any action which it may think fit for the purpose of protecting or maintaining the Security Interests created or intended to be created by this Agreement or for any similar or related purpose.

(s)	No obligations imposed on Pledgee

The Pledgor shall remain liable to perform all obligations connected with the Pledged Claims and the Pledgee shall not, in any circumstances, have or incur any obligation of any kind in connection with any Pledged Claims or the Charged Account.

(t)	Release of Security

At the end of the Facility Period, the Pledgee shall, at the request and cost of the Pledgor, release the pledge created by Clause 2 (Pledge) and re-assign (without any warranty, representation or covenant) to the Pledgor such rights, if any, as the Pledgee then has to, or in connection with the Charged Account and the Credit Balance

ENFORCEABILITY AND PLEDGEE'S POWERS

(u)	Enforcement Rights

On and at any time after the occurrence an Event of Default which is continuing, the Pledgee shall be entitled to put into force and exercise immediately as and when it may see fit any and every power possessed by it by virtue of this Agreement and/or available to the Pledgee pursuant to the laws of the Hellenic Republic and without prejudice to any other rights and remedies the Pledgee may have and exercise under this Agreement, the Loan Agreement or any other arrangements whatsoever.

(v)	Application of Proceeds or Value

In the event of enforcement, the proceeds from such enforcement shall be applied in accordance with the provisions of the Loan Agreement.

(w)	No requirement to commence proceedings

The Pledgee will not need to commence any proceedings under, or enforce any security interest created by, the Loan Agreement or any other Finance Document before commencing proceedings under, or enforcing any Security Interest created by, this Agreement.

POWER OF ATTORNEY

(x)	Appointment and scope

The Pledgor by way of security and in order more fully to secure the performance of its obligations under this Agreement and the Indebtedness, irrevocably appoints, authorises and empowers the Pledgee and any delegate of the Pledgee that may be appointed pursuant to Clause 14 (Delegation) of this Agreement to be its attorney acting severally, on its behalf and in its name or otherwise, to execute and do all such assurances, acts and things which the Pledgor is required to do and fail to do under the covenants and provisions contained in this Agreement and to execute and deliver any documents, contracts or agreements of any legal nature whatsoever whether they fall within the ambit of Article 235 of the Greek Civil Code or not and generally in its name and on its behalf to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Agreement or by law to the Pledgee or any such delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, agreement, instrument or act which it may reasonably deem proper in or for the purpose of exercising any of such powers, authorities and discretions.

(y)	Power of attorney in relation to the Charged Account

Without limiting the generality of Clause 9.1 and, for the purpose of securing the Pledgee's interest in the Credit Balance and the Charged Account, the Pledgor irrevocably appoints the Pledgee as its attorney, on its behalf and in its name or otherwise:

(a)	to instruct or authorise the Account Bank to open any sub‑account within the Charged Account;

(b)	to open any other accounts in the name of the Pledgor with the Pledgee; and

(c)

to instruct or authorise the Account Bank to make any entries on, or transfers to or from, the Charged Account and/or any other account opened under paragraph (b) above, to break the deposit of the Credit Balance in whole or in part, and to transfer any part or parts of the Credit Balance to sub‑accounts within the Charged Account denominated in a different currency or currencies and/or having a different roll-over date or dates from the rest of the Credit Balance, which the Pledgee considers necessary or convenient for or in connection with any exercise or intended exercise of any rights which the Pledgee has under this Agreement or any other purpose connected with this Agreement, Provided that the power of attorney constituted by these Clauses 9.1 and 9.2 shall not be exercised unless an Event of Default has occurred and is continuing, but the exercise of any such powers by the Pledgee shall not put any person dealing with the Pledgee on enquiry as to whether an Event of Default is continuing and any such person shall not be affected by notice that no Event of Default is in fact continuing.

1.2	Irrevocability

The appointment, authorisation and powers made and given to the Pledgee in accordance with Clause 9 (Power of Attorney) shall be irrevocable (but so long as an Event of Default has occurred and is continuing) since they are established for the purpose of protecting the interests of the Pledgee, in accordance with Articles 218 and 724 of the Greek Civil Code and they shall remain effective in the circumstances referred to in Articles 223 and 726 of the Greek Civil Code.

1.3	Ratification

The Pledgor ratifies and confirms and agrees to ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of the powers granted by it under Clause 9.1 (Appointment and scope) and 9.2 (Power of attorney in relation to the Charged Account).

INCORPORATION OF PROVISIONS

(z)	Incorporation of general provisions

The Pledgor hereby acknowledges that it is fully aware of the terms of the Loan Agreement and the other Finance Documents, the terms of which constitute an integral part hereof.

(aa)	Incorporation of specific provisions

Without limiting the foregoing, clauses 1.10 (Contractual recognition of bail-in), 14.1 (Currency indemnity), 26 (Payment Mechanics), 27 (Set-Off), 28 (Notices) and 29 (Calculations and Certificates) of the Loan Agreement apply to this Agreement as if they were expressly incorporated herein with any necessary modifications.

(bb)	Cross Default

An Event of Default under the Loan Agreement shall also constitute a default hereunder.

TAXES – COSTS AND EXPENSES

(cc)	Expenses

The Pledgor shall, within three business days of demand, pay to the Pledgee any and all costs and expenses (including, without limitation, tax, legal fees, notarial fees, duties, stamp-duties, contributions and fines) on a full indemnity basis incurred by the Pledgee in connection with:

(a)

the amendment, waiver, grant of consent or release of this Agreement and the exercise, pursuit, preservation, satisfaction and/or enforcement of any of the rights, powers or remedies of the Pledgee under this Agreement;

(b)	the perfection, enforcement, preservation, pursuit and satisfaction of the Pledgee's rights under this Agreement; and

(c)	any proceedings instituted by or against the Pledgee as a consequence of taking or holding this Pledge or enforcing any rights, powers or remedies of the Pledgee thereunder.

(dd)	Payments free of deduction

All payments to be made to the Pledgee under this Agreement shall be made free and clear of and without deduction for or on account of tax or other sum unless the Pledgor is required to make such payment subject to the deduction or withholding of such tax or sum, in which case the sum payable by the Pledgor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax or other sum such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

(ee)	Interest of demands

If the Pledgor fails to make a payment to the Pledgee on the due date for payment of that sum under this Agreement, the Pledgor shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of clause 8.3 (Default Interest) of the Loan Agreement.

(ff)	Duty or levy

The Pledgor shall pay any duty (including stamp duty) or levy to which this Agreement, the Pledge or any judgement given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Pledgee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such duty or levy.

LIABILITY AND INDEMNITY

Neither the Pledgee nor any agent or employee of the Pledgee shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Pledgee under or pursuant to this Agreement.

1.4

The Pledgor will, notwithstanding any release or discharge of all or any part of the Pledge, indemnify the Pledgee and each agent or attorney which may be appointed, from time to time, against any action, proceedings, claims, losses, liabilities, tax, costs, duties, fees and expenses which the Pledgee or such agent or attorney may sustain:

(a)	in the exercise or purported exercise of any rights, powers or discretions vested in each of them pursuant to this Agreement; or

(b)	in the preservation or enforcement of the Pledgee's rights under this Agreement; or

(c)	as a consequence of any breach by the Pledgor of the provisions of this Agreement or otherwise relating to the Pledged Claims,

and the Pledgee and each such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Agreement. All such amounts recoverable by the Pledgee and each such agent or attorney shall be recoverable on a full indemnity basis.

The Pledgee shall not be under any duty to make any enquiry as to the nature or sufficiency of any payment received by it or to make any claim or take any other action or do any act or thing for the purpose of collecting any moneys hereby assigned to it nor shall the Pledgee be liable for any loss or damage occasioned by the exercise of or omission to exercise the powers conferred by this Agreement.

WAIVERS – REMEDIES CUMULATIVE

No failure on the part of the Pledgee to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof (in Greek "αποδυνάμωση δικαιώματος"); nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

The rights and remedies of the Pledgee herein provided:

(a)	may be exercised as often as necessary but always in line with the terms of this Agreement;

(b)	are cumulative and not exclusive of any remedies provided by law;

(c)

are in addition to, and shall not be affected by, the existence of any other forms of security interest or rights which the Pledgee may now or at any time hold or have in respect of the Indebtedness and are capable of being enforced independently of the enforcement of such other rights or security interests; and

(d)	may be waived only in writing and specifically.

DELEGATION

The Pledgee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by this Agreement and any of the Finance Documents.

The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Pledgee may think fit and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

MISCELLANEOUS

(gg)	Severability

All the provisions of this Agreement are severable and any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law shall (to the extent required by such law) be ineffective without modifying the remaining provisions of this Agreement but where the provisions of any such applicable law may be waived they are hereby waived to the full extent permitted by such law to the end that this Agreement shall be a valid and binding document enforceable in accordance with its terms.

(hh)	Invalidity of underlying cause

Should the underlying cause for this Agreement or the Account Pledge be held to be invalid, the Account Pledge shall be validly constituted for securing any claim of the Pledgee, under all its capacities, against the Pledgor, i.e. for unjustified enrichment or any other cause arising out of the Loan Agreement and the other Finance Documents.

(ii)	General Business Conditions of Account Bank

The rules governing the operation of the Account Bank and its General Business Conditions shall apply to this Agreement Provided that if there is any inconsistency between the General Business Conditions of the Account Bank and this Agreement, the terms of this Agreement shall prevail.

(jj)	Amendment

All terms of this Agreement are agreed upon as substantial. Modification or amendments to this Agreement shall be effected only by a written instrument duly executed by all Parties.

1.5	Counterparts

This Agreement may be executed in any number of counterparts in accordance with Article 160 of the Greek Civil Code and this will have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

1.6	Probative force of commercial books

Any certification or determination by the Pledgee of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

1.7	Greek Translations

The Parties agree, acknowledge and accept that where a Greek translation of this Agreement needs to be produced, filed with, submitted to or served on any person for any of the purposes set out herein, in case of discrepancy between the English text and the Greek translation thereof, the English text of this Agreement shall prevail in all respects.

ASSIGNMENT – BENEFIT OF AGREEMENT

(kk)	Assignment

The Pledgor acknowledges that, in the event of assignment or transfer of the Indebtedness by the Pledgee, the Account Pledge shall be transferred to the assignee or transferee of the respective Indebtedness in accordance with Article 458 of the Greek Civil Code.

(ll)	Benefit of Agreement

This Agreement shall enure to the benefit of the Pledgee and any subsequent successors and assigns. Such successors shall have the same rights and potential obligations of the Pledgee under this Agreement.

NOTICES

Unless otherwise specifically provided, each communication to be made under or in connection with this Agreement shall be made in writing and in accordance with clause 28 (Notices) of the Loan Agreement which shall apply to this Agreement as if it was expressly incorporated herein with any necessary modifications

AGENT FOR SERVICE IN PROCESS

The Pledgor hereby appoints as its agent for service in process (in Greek "αντίκλητος") Alexandros Kapellaris, Attorney at Law of Kapellaris-Kyprouli & Associates, resident of 7, Dionnysiou Aiginitou Street 11528, tel. no.: 211 180 40 66 and fax no. 211 180 4097 email aak@eurobulk.gr (the "Process Agent"). The Pledgee shall be entitled to serve, at its discretion, any document addressed to the Pledgor related to this Agreement as well as any legal document related to legal proceedings or enforcement proceedings to either the Process Agent or to the Pledgor, even if such a document could only be received personally by the Pledgor, including documents referring to the initiation of proceedings.

Any revocation of appointment or resignation or change of address of the Process Agent shall only be effective against the Pledgee upon service by court bailiff to the Pledgee of a relevant notification made by the Pledgor indicating the appointment of a new process agent.

APPLICABLE LAW

This Agreement shall be governed by, and construed in accordance with, Greek law and particularly the provisions of Legislative Decree dated 17.07./13.08.1923 and of Law 3301/2004.

JURISDICTION

For the benefit of the Pledgee, the Pledgor agrees that the competent courts of Piraeus have exclusive jurisdiction to settle any dispute in connection with this Agreement and accordingly submits to the jurisdiction of the courts of Piraeus. The Pledgee may, however, at its absolute discretion, commence proceedings before any competent court of law in the Hellenic Republic and/or in any other country in which assets of the Pledgor are located.

SERVICE OF PLEDGE

(mm)	Service of Pledge

Within five (5) Business Days after the execution of this Agreement, the Parties shall cause an executed copy of this Pledge to be served on the Account Bank by means of a court bailiff (the "Bailiff") in order for this Agreement to be notified to and acknowledged by the Account Bank to obtain a certain date and for all legal consequences. The Pledgor shall procure that within three (3) Business Days from the date the Bailiff effects such service upon the Account Bank, a certified copy of the Bailiff's documentation establishing service of this Pledge upon the Account Bank in accordance with the requirements of Greek law be delivered to the Pledgee.

The Parties agree and the Pledgor hereby expressly authorises and mandates the Pledgee (and any delegate of the Pledgee that may be appointed pursuant to Clause 14 (Delegation) of this Agreement) to proceed on its own initiative to perfect this Agreement (including, without limitation, to procure the service of any required document by court bailiff, issue, sign, and deliver any declaration, notice or other document that the Pledgee in its absolute discretion considers necessary or appropriate and in general do all acts and take all other steps) without any further action, consent or approval from the Pledgor. This authorisation and mandate from the Pledgor to the Pledgee shall be irrevocable since it is established for the purpose of protecting the interests of the Pledgee, in accordance with Articles 218 and 724 of the Greek Civil Code and the authorisation and mandate shall remain effective in the circumstances referred to in Articles 223 and 726 of the Greek Civil Code.

A Court Bailiff is hereby ordered by the Parties to lawfully serve this Agreement to the Account Bank, at 170 Alexandras Avenue, 115 21 Athens, Greece, in accordance with the provisions of the Greek Civil Code and the Legislative Decree of 17.7/13.8.1923, in order for this Agreement to be notified to and acknowledged by the above party, to receive a certain date and for all legal consequences, copying its content to the service report.

IN WITNESS WHEREOF, this Agreement was duly signed in three (3) originals, of which each Party has received one (1) and one (1) original shall be served to the Account Bank.

EXECUTION PAGE

PLEDGOR

SIGNED by	)
Stefania Karmiri	)	/s/ Stefania Karmiri
for and on behalf of	)
EMMANUEL SHIPPING LTD	)

PLEDGEE

SIGNED by	)
Evgenia Kouvara	)	/s/ Evgenia Kouvara
Athanasios Doudoulas	)	/s/ Athanasios Doudoulas
for and on behalf of	)
PIRAEUS BANK S.A.	)